Exhibit 4.28

Concerted Action Agreement

This Agreement is entered into by and between the following Parties in Chaoyang District, Beijing on April 30, 2020:

Party A: Liu Yang, a citizen of the People’s Republic of China (“China”, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan), holding the ID card No.: ***;

Party B: Shenzhen Xiaogang Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at: A-2118 West, 21/F, Block B, Dachong Business Center, Yuehai Subdistrict, Nanshan District, Shenzhen, China.

Whereas:

1.	Xuanji Intelligence (Beijing) Technology Co., Ltd. (hereinafter referred to as the “Company”) is a limited liability company incorporated and existing under the laws of the People’s Republic of China;

2.	Party A and Party B collectively hold 100% equity interests in the Company when this Agreement is concluded;

3.

To keep the stable shareholding structure of the Company, improve the efficiency in making decisions for material affairs of the Company, and ensure the consistency and continuity in the business operation of the Company, the Parties hereto reach this Agreement on a voluntary basis.

Article 1     Confirmation and Content of Concerted Action

The Parties confirm that they shall act in concert within 2 years (hereinafter referred to as the “Period of Concerted Action”) following the execution date of this Agreement, and conduct acts in concert by making same expression of intentions at shareholders’ meetings of the company to exercise joint control and management over the company.

From the effective date of this Agreement, the Parties will continuously act in concert and give the same expression of intentions with respect to the following matters of the Company:

(1)	Exercising voting rights at shareholders’ meetings;

(2)	Making proposals to shareholder’s meetings;

(3)	Nominating candidates of directors and supervisors;

(4)	Causing and warranting the directors recommended to make same expression of intentions (if any) for voting by the board of directors of the Company;

(5)	Making material decisions for the Company;

(6)

Exercising the rights as shareholders of the Company in accordance with the Articles of Association of the Company and other relevant agreements or documents between the Company and other related parties;

(7)

Performing the obligations as shareholders of the Company in accordance with the Articles of Association of the Company and other relevant agreements or documents between the Company and other related parties; and

(8)	Exercising other rights granted to shareholders of the Company under laws, administrative regulations, other normative documents, and the Articles of Association.

When Party A cannot participate in any meeting or discussion involving the Company, Party A shall delegate Party B or a person designated by Party B to participate in such meeting or discussion and make a decision or exercise voting rights.

If the Parties cannot reach a consensus with respect to the matters above, they shall vote or make the decision according to the intention of Party B.

Article 2    Continuity of Concerted Action

After this Agreement is signed, additional equity interests held, directly or indirectly, by the Parties due to transfer, bonus shares, conversion of reserves into share capital, share incentives, etc. shall be subject to this Agreement.

Article 3    Remedies for Violation of the Provisions on Concerted Action

If any Party violates any provision on concerted action hereunder, the Party shall take effective measures to eliminate the impacts caused by its violation without violating applicable laws, regulations, or normative documents and the articles of association.

Any Party violating the provisions hereunder shall transfer, at the request of the non-breaching party, all the equity interests it holds, directly or indirectly, in the Company and all relevant rights and interests to the non-breaching party at the conditions set by the non-breaching party, and the non-breaching party may further require such Party to transfer all the equity interests and relevant rights and interests to a designated third party.

Article 4    Rescission, Modification, and Termination

Modifications to this Agreement shall be subject to a consensus reached between the Parties through negotiation.

During the term of this Agreement, neither Party may transfer its equity interests in the Company without obtaining the prior written consent of the other Party and causing the transferee to be subject to the provisions of this Agreement.

During the Period of Concerted Action provided herein, neither Party may unilaterally terminate this Agreement without a consensus between the Parties.

Article 5    Governing Law

The conclusion, validity, interpretation, performance, and dispute resolution in respect of this Agreement shall be governed by and interpreted in accordance with laws of China. If any provision herein is held illegal, invalid, or unenforceable in whole or in part in accordance with the laws of China, such provision or its relevant part shall be deemed not as a portion of this Agreement within the scope above; provided, however, that the legality, validity, and enforceability of the remaining portions of this Agreement shall not be affected.

Article 6    Dispute Resolution

Disputes between the Parties arising from or in connection with this Agreement shall be solved through negotiation first. If the negotiation fails, the disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules. The arbitration award shall be final, and binding on the Parties. During the dispute resolution, except for the matters in dispute, the Parties shall continue to perform other provisions hereof.

Article 7    Validity and Term

This Agreement shall be effective from the date of execution by the Parties to the date when either Party no longer holds, directly or indirectly, equity interests in the Company with the consent of the other Party, or when this Agreement is terminated or the Period of Concerted Action provided herein expires and the Parties agree not to renew this Agreement.

Article 8    Miscellaneous

This Agreement is made in two (2) originals, each Party holding one (1) original. Every original has the same legal force.

(No text below)

[Concerted Action Agreement - Signature page]

Liu Yang

By:	/s/ Liu Yang

[Concerted Action Agreement - Signature page]

Shenzhen Xiaogang Technology Co., Ltd. (Seal)

By:	/s/ Shixin Wei
Name:	Shixin Wei
Title:	Legal representative